Exhibit 99.7

LA CYGNE UNIT #2

Fair Market Value

June 17, 2005

June 17, 2005

Jennifer Daley

Comcast MO Financial Services, Inc.

1500 Market Street

Philadelphia, PA 19102-2148	File Reference 22-36-00468

Dear Ms. Daley:

As authorized by Comcast MO Financial Services, Inc., we have conducted an analysis of the La Cygne Unit 2 (herein also referred to as the “Facility”). The Facility began commercial operation in month May, 1977. A leveraged lease transaction (the “Lease”) was consummated between Kansas Gas & Electric (the “Lessee”) and Comcast MO Financial Services, Inc. (the “Lessor”). The term of the original lease commenced on March 29, 1988 (the “Basic Lease Commencement Date”) and was intended for an initial lease period terminating on March 29, 2016. In line with the restructuring of the Lease for financing purposes, the Lease is expected to continue for a period of 41.5 years (the “Basic Lease Term”), terminating on September 29, 2029 (“Basic Lease Term Expiration Date”). The purpose of this analysis is to render our opinion concerning the Fair Market Value of the 50.0% undivided interest of Comcast MO Financial Services, Inc. in the Facility at various key dates.

We understand that this report is to be used by the Lessor for financing purposes in connection with the restructuring of the existing leveraged lease as of June 17, 2005 (the “Refinancing Date”). This appraisal may be invalid if used for any other purpose.

Our appraisal analysis was conducted in accordance with generally accepted appraisal standards, as set forth by the American Society of Appraisers. This self-contained Report is prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers. Accordingly, we performed such research and analyses as we considered appropriate under the circumstances.

Atlanta

Chicago

Houston

Los Angeles

New York

Philadelphia

San Francisco

St. Louis

Tampa

Jennifer Daley	June 17, 2005
Comcast MO Financial Services, Inc.	Page 2

Based on our analyses, we conclude:

1. That, as of the Refinancing Date, the Fair Market Value of the Facility and common facilities is $451,650,000 of which $428,840,000 corresponds to the Facility and common facilities which are part of the Lease transaction, and $22,810,000 correspond to common facilities which are not part of this transaction.

2. That, as of the Refinancing Date, the Fair Market Value of the Facility at the end of Basic Lease Term on a constant dollar (uninflated) basis is $187,100,000 of which $177,650,000 or 41.4% of the Fair Market Value as of the Refinancing Date, corresponds to the Facility and common facilities which are part of the Lease transaction, and $9,450,000 corresponds to common facilities which are not part of this transaction.

3. That, as of the Refinancing Date, the Fair Market Value of the Facility at the end of Basic Lease Term on a real dollar (inflated) basis is $360,850,000 of which $342,630,000 corresponds to the Facility and common facilities which are part of the Lease transaction, and $18,220,000 correspond to common facilities which are not part of this transaction.

4. That, as of the Refinancing Date, the remaining economic useful life (“REUL”) of the Facility is 37 years.

5. That, the Facility’s Remaining Economic Useful Life at the end of the Basic Lease Term is at least 20.0% of the Economic Useful Life of the Facility as of the original commercial operation date.

7. Upon expiration or earlier termination of the Lease, there is a reasonable likelihood that it would be commercially feasible for a party other than the Lessee to own and operate the Facility.

8. That, based on our estimate of the fair market value of the Facility and common facilities at the end of the Basic Lease Term of $177,650,000 and the terms of the Lease, there is no economic compulsion for the Lessee to exercise the Purchase Option because as of Lease Term Expiration Date, the Purchase Option Price is expected to equal the Fair Market Value of the Facility.

Jennifer Daley	June 17, 2005
Comcast MO Financial Services, Inc.	Page 3

Our opinions of value are as of the issue date of this report. Our opinions are based on perceptions of the market reflecting economic conditions as they exist on the date of this report. We expect the property to be managed competently. Unforeseen events may affect the value, but these events inherently cannot be considered in our opinions. The basis for our conclusions is outlined in the attached Report and Exhibits.

The conclusions stated herein are subject to the assumptions and limiting conditions. All information used in these investigations and analyses has been documented and retained in our files and is available for review upon request. If you should have any questions concerning our conclusions, please contact Lawrence Danzig or George Varghese at 212-425-4300.

We are pleased to provide this service to you.

Very truly yours,

/S/ MARSHALL & STEVENS
Marshall & Stevens

MARSHALL & STEVENS INCORPORATED

LA CYGNE UNIT 2 FACILITY

Appraisal Report

Prepared for

COMCAST CORPORATION

AS OF

June 17, 2005

MARSHALL & STEVENS INCORPORATED

VALUATION AND FINANCIAL CONSULTANTS

TABLE OF CONTENTS

1.0	Introduction		1
	1.1	Purpose of the Appraisal	1
	1.2	Appraisal Definitions	2
	1.3	Background Data	3
	1.4	Executive Summary	4

2.0	Description of Facility		5

3.0	Economic and Industry Outlook		7
	3.1	Economic Outlook	7
	3.2	Industry Review and Outlook	8

4.0	Remaining Economic Useful Life		11

5.0	Valuation		13
	5.1	Fair Market Value	14
	5.2	Residual Value - Real Dollars	20
	5.3	Residual Value - Constant Dollars	21
	5.4	Compulsion Analysis Opinion	21

Assumptions and Limiting Conditions

ADDENDA

Attachment 1- Information Received and Relied Upon In Our Analysis

EXHIBITS

Exhibit A: Fair Market Value

Exhibit B: Residual Value - Real Dollars

Exhibit C: Residual Value - Constant Dollars

1.0	Introduction
1.1	Purpose of the Appraisal

Marshall & Stevens was retained by Comcast Corporation (“Comcast” or “Lessor”) to conduct an investigation and analysis of the La Cygne Unit 2, a power generation facility near Linn County, Kansas.

The appraisal provides our opinion of the following:

1. The Fair Market Value of the Facility as of the Refinancing Date.

2. The Fair Market Value of the Facility at the end of Basic Lease Term on a constant dollar (uninflated) basis as of the Refinancing Date.

3. The Fair Market Value of the Facility at the end of Basic Lease Term on a real dollar (inflated) basis as of the Refinancing Date.

4. The remaining economic useful life (“REUL”) of the Facility as of the Refinancing Date.

5. That, the Facility’s Remaining Economic Useful Life at the end of the Basic Lease Term is at least 20.0% of the Economic Useful Life of the Facility as of the original commercial operation date.

7. Upon expiration or earlier termination of the Lease, there is a reasonable likelihood that it would be commercially feasible for a party other than the Lessee to own and operate the Facility;

8. Whether the Lessee is under Economic Compulsion to exercise any purchase Option under the Lease.

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1.2	Appraisal Definitions

The following definitions pertain to this report:

Fair market value is defined as the estimated amount at which a property might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts.

When fair market value is established on the premise of continued use, it is assumed that the buyer and seller would be contemplating retention of the property at its present location as part of the current operations. An estimate of fair market value arrived at on the premise of continued use does not represent the amount that might be realized from piecemeal disposition of the property in the marketplace or from an alternative use of the property.

The premise of continued use is generally appropriate when:

•	The property is fulfilling an economic demand for the service it provides or which it houses.

•	The property has a significant remaining useful life expectancy.

•	Responsible ownership and competent management may be expected.

•	Diversion of the property to an alternative use would not be economically feasible or legally permitted.

•	Continuation of the existing use by present or similar users is practical.

•	Functional utility of the property for its present use is given due consideration.

•	Economic utility of the property is given due consideration.

Depreciation is defined as the loss in value from any cause in comparison with a new item of property of like kind, resulting from physical deterioration, functional obsolescence, and external, or economic, obsolescence.

Economic useful life is defined as the estimated period of time over which it is anticipated an asset may be profitably used for the purpose for which it was intended. This time span may be limited by changing economic conditions, factors of obsolescence; or physical life.

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Remaining economic useful life is defined as the estimated remaining period of time over which it is anticipated an asset may be profitably used for the purpose for which it was intended. This time span may be limited by changing economic conditions, factors of obsolescence, or physical life.

1.3	Background Data

In the course of this study, we interviewed Kansas Gas & Electric’s management and considered financial and operating statistics regarding the Facility provided by Kansas Gas & Electric. Marshall & Stevens appraisal engineering staff visited the Facility and met with the Lessee’s engineering and maintenance personnel to determine the status and condition of the Facility and its future operating prospects. In addition we relied upon various financial sources such as “Trends & Projections” in Standard & Poor’s Industry Surveys; The Value Line Investment Survey; Moody’s Company Data and Capital IQ databases. We also used various other miscellaneous published financial and economic data in our estimates of market value.

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1.4	Executive Summary

Lessee:	Kansas Gas & Electric

Lessor:	Comcast MO Financial Services

Type of Asset:	Coal Electric Power Facility

Significant Dates:

Report Date	June 17, 2005
Basic Lease Expiration Date	September 29, 2029

Remaining Economic Useful Life:	37 Years

Fair Market Sales Value of the Facility and common facilities as of June 17, 2005	$428,840,000

Residual Value of the Facility and common facilities at the Lease Expiration Date as of June 17, 2005 (Real Dollars)	$342,630,000

Residual Value of the Facility and common facilities at the Lease Expiration Date as of June 17, 2005 (Constant Dollars)	$177,650,000

Inflation Rate:	2.5%

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2.0	Description of Facility

The La Cygne Unit 2 is a coal-fired installation in Linn County, approximately 50 miles south of Kansas City. The Facility has a current net capacity of 674 MW, originally approximately 640 MW, and consists of a steam generator supplying high pressure- temperature steam to its associated turbine-generator and includes: condenser, feed water heating and pumping system, electrostatic precipitator, circulating water system, and necessary unit specific auxiliary systems.

The Babcock & Wilcox steam generator is a pulverized coal fired, sub-critical pressure, reheat and a balanced draft unit. Auxiliary equipment includes: seven coal pulverizers, gravimetric coal feeders, coal/oil burners, regenerative air heaters, air and combustion gas fans, stack, turbine driven feed water pump, and control systems.

The General Electric turbine-generator unit is a tandem compound four flow reheat steam turbine, with seven steam extractions for feedwater heating, 24,000 volt hydrogen cooled synchronous generator; and excitation system.

Steam exhausting from the low pressure turbine stages flows into a two shell, single pass surface condenser. The boiler feed water system consists of four low pressure heaters, a de-aerating system, and two high pressure heaters.

The boiler exhaust gases pass through a pair of Lodge Cottrell electrostatic precipitators to collect fly ash for compliance with applicable environmental regulations controlling particulate emissions. Collection efficiency is above 99%.

The Facility burns predominantly Powder River Basin, Wyoming low sulphur coal. Coal is received at the plant by railroad in 100 ton/car unit trains, and is unloaded by a rotary car dumper into a 350 ton capacity hopper. Belt conveyors transfer it to a 15,000 ton capacity yard storage silo, from which a system of feeders and conveyors transport the coal directly to the steam generator seven storage bunkers, or transfer coal to the plant stacker-declaimer for stock piling in the storage yard. Coal is reclaimed from the active storage pile when necessary by the reclaimer or by means emergency reclaim hoppers and feeders. The system includes a dual conveyor system for reliability, crushers, weigh scales, a sampling system and magnetic separators.

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Boiler furnace bottom ash is quenched by water in three water impounded collection hoppers. A hydraulic sluice system conveys the ash to two dewatering bins. The dewatered granular ash is loaded into trucks, by discharge gates, for disposal to the plant ash pond. Fly ash from precipitator and air heater hoppers is collected by a dry pneumatic system and transported to a storage silo for disposal by truck.

Electric generator power is transformed to 345KV in the main generator step-up transformer and transmitted to the plant electrical switch yard. The main auxiliary transformer steps down generated power to 6.9KV for plant equipment usage.

Common Facilities: The Lease includes the equipment and facilities specifically installed for La Cygne Unit 2: turbine generator, steam generator, condenser, feed water system, precipitator, ash system and all auxiliary equipment and systems which are unit specific. As the second unit installed on a site designed for two units, Unit No. 2 shares facilities which were developed and installed with Unit No. 1.

The following common facilities are included in the Lease: Plant security, fences, lighting, Railroad tracks, yard coal handling, auxiliary fuel oil storage tanks, auxiliary oil fired boilers, circulating water intake and discharge structures and crane, auxiliary generators, common repair and administration facilities, water makeup pretreatment system, sanitary waste drainage and treating systems, cathodic protection system, service gas systems and plant water systems. The common and support facilities not included in the Lease are site preparation, improvements, roads and drainage, cooling water pond, ash storage ponds, waste water treatment ponds, plant electrical switchyard, transmission line system and coal unit train equipment.

The major changes that have occurred since original construction are the increase in capacity to 674 MW, the addition of two 8,000 ton coal storage silos in the mid 1990s and the installation of a distributed control system (“DCS”) in the late 1990s. In addition to this, several pieces of equipment have been replaced. For example, the entire coal loading system has been replaced within the last five years. Other major components replaced within the last five years include the condenser and half of the feed water heaters. There have been few changes to the site itself which, with its favorable geographical location and access to water supply, is well suited to use as the site of a power generation facility.

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3.0	Economic and Industry Outlook
3.1	Economic Outlook

The current and future outlook of the national economy affects the value of a business and its assets in many ways. The value of a facility is directly related to the state of the general economy by virtue of factors such as inflation, interest rates and consumer confidence levels. Below is a brief economic overview and description of some of the factors that will have a marked affect on the Facility going forward.

Overview: Despite a powerful late year rally, the stock market turned in an indifferent performance during 2004, with key equity averages typically scoring modest single-digits gains. This performance came on the heels of the double-digit gains of 2003. In some respects, the 2004 market performance was in keeping with an economy that showed little notable strength or any large-scale weakness, but rather struggled along for much of the year at modest rates of growth. Inflation, which stayed subdued last year, save for oil, which rose sharply, matched the modest gains posted by the general economy. Interest rates also remained low, although the Federal Reserve did tighten its monetary stance. The one area that did turn heads was corporate earnings, which showed the eye-catching gains that so typified the late 1990s.

Overall, as we look into 2005, the economic indicators are modestly positive, with gross domestic product growth likely to average about 3 1/2% to 4.0%. Oil prices will hold in a $40 to $50-a-barrell range (barring some exogenous shocks) and the Federal Reserve (“Fed”) is likely to raise interest rates up to a still non-disruptive 3.0% to 3 1/2%. Finally, earnings are likely to rise again, on the strength of modest growth in demand, additional cost-cutting initiatives, and further gains in productivity. Things remain less settled globally, though, with the conflict in Iraq continuing to escalate, the situation in the rest of the Middle East still in flux, and the threat on the terrorist front still years from abating.

Economic Growth: It is expected that real GDP growth will be approximately 3 1/2% to 4% in 2005, following up on growth of 4.5% and 3.75% in 2003 and 2004, respectively. Underpinning this forecast is the expectation that consumer and industrial markets will press forward at a steady pace. The fundamental factors that drove the economy in 2004 should carry forward into 2005 and beyond, promoting both healthy expansion of activity and low inflation. Profits have been rising briskly, and corporate borrowing costs are still low. Household net worth has increased with the continued sharp rise in the value of real estate assets as well as gains in equity prices, and this will likely help support consumer

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demand in the future. Absent a significant run-up in oil prices from current levels, the drag from last year’s gains in output should wane this year. Finally, economic growth will likely be sufficient to generate notable increases in employment in 2005. After falling from 6.0% in late 2003 to 5.5% in late 2004, the unemployment rate is widely expected to decrease to around 5.25% in 2005.

Inflation: Inflation is likely to remain relatively tame as well. The Federal Open Market Committee (FOMC) projects that the chain-type price index for personal consumption expenditures excluding food and energy (core PCE) will increase between 1.5% and 1.75% both this year and next, after a 1.6% increase in 2004. Inflation last year was, in large part, due to rising energy prices, and the FOMC’s projections are assuming that oil prices do not escalate wildly above their current historically high levels. This is not considered very likely, and even in the event of further increases in oil or base metal prices, the effect should not be so great as to be a threat to the economy.

Interest Rates: The Federal Reserve Board has raised interest rates a number of times in the past six months, with the latest increase raising the Federal Funds rate from 2.0% to 2.24%. We believe that the Fed will stick with its goal of tightening the monetary reigns in a measured way for 2005. The Fed stated its intent to raise rates at a gradual enough pace so as not to disrupt the current sustained business upturn. Reports showing that inflation remains modest are providing support for the Fed’s resolve to raise rates very gradually.

Conclusion: Obviously, risks and uncertainties are present, and these clearly will have an impact on both the equity markets and general U.S. economy in the months ahead. However, we feel that the prevailing economic conditions will lead to favorable economic growth with moderate inflation for 2005. The Fed will play an important role in determining just how favorable the economic growth will be, and we expect monetary policy to continue to be a slow and steady process.

3.2	Industry Review and Outlook

We have reviewed conditions and trends in the U.S. electric utility industry, which directly affect the Facility and its future prospects. The aspects of the industry directly affecting the Facility include, but are not limited to: supply and demand forces; environmental and regulatory issues; and competition. The following outlook, based primarily on the Energy Information Association’s (EIA) Annual Energy Outlook for 2005 describes these and other factors that will shape the power generating industry in the years ahead.

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U.S. Outlook: Consistent with population growth rates and household formation, delivered residential energy consumption is projected to grow from 11.6 quadrillion British thermal units (Btu) to 14.3 quadrillion Btu in 2025, at an average rate of 0.9% per year between 2003 and 2025. The most rapid growth in energy demand is projected to be for electricity used to power computers, electronic equipment, and appliances.

Total electricity consumption, including both purchases from electric power producers and on-site generation, is projected to grow from 3,657 billion kwh in 2003 to 5,467 billion kwh in 2025, increasing at an average rate of 1.8% per year. Rapid growth in electricity demand to power computers, office equipment, and a variety of electrical appliances in the end-use sectors is partially offset in the forecast by improved efficiency in these and other, more traditional electrical applications and by slower growth in electricity demand in the industrial sector.

Total coal consumption is projected to increase from 1,095 million short tons in 2003 to 1,508 million short tons in 2025, an average growth rate of 1.5% over the forecasted period. The growth rate has been lowered slightly from previous forecasts due to an update of assumptions made about relative capital costs of new coal and natural gas-fired power plants. Total coal consumption for electricity generation is projected to increase by an average of 1.6% per year, from 1,004 million short tons in 2003 to 1,425 million short tons in 2025; again, slightly down from previous forecasts.

The natural gas share of electricity generation is projected to increase from 16% in 2003 to 24% in 2025. The share from coal is projected to decrease marginally, from 51% in 2003 to 50% in 2025. It is projected that 87 gigawatts of new coal-fired generating capacity will be constructed between 2004 and 2025. While nuclear, renewable and petroleum generating capacity are all projected to show marginal growth between 2004 and 2025.

Regional Outlook: The La Cygne Unit 2 facility, services the Mid-Continent Area Power Pool (MAPP) U.S region. MAPP membership includes 108 utility and nonutility systems. The MAPP Region covers all or portions of Iowa, Illinois, Minnesota, Nebraska, North and South Dakota, Michigan, Montana, Wisconsin, and the provinces of Manitoba and Saskatchewan. The total geographic area is 900,000 square miles with a population of 18 million.

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The electricity sales are projected to grow between 1.3 and 1.8 percent per year from 1996 through 2015. All of the increases in coal based electric generation occur as a result of greater utilization of existing coal-fired power plants (60 percent in 1996 compared with 77 to 79 percent in 2005). There is little additional change between 2005 and 2015, and no new coal-fired plants are projected to be built. The amount of additional generation required will depend on the level of demand for electricity and the assumed early retirement of two nuclear power plants.

For the period 2004-2011, currently projected capacity reported in the Mid-Continent Area Power Pool (MAPP) U.S. region is below MAPP requirements for reserve capacity obligations, but MAPP does not expect any capacity deficits to occur during the next ten years.

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4.0	Remaining Economic Useful Life

The standard method for estimating the remaining economic useful life (“REUL”) of a property is to determine the total expected economic useful life (“EUL”) of the property on a component-by-component basis, and then adjust the estimate for anticipated or actual physical, functional, and external depreciation. For new property, depreciation is not taken into consideration since the components are new, employ state-of-the-art technology, and have not been used in production. Consideration must also be given to the maintenance and repair policies of a potential user. Factoring these considerations into an analysis helps to determine the physical useful life of a property. If it can be demonstrated that it is economical and in the owner’s interest to continue operations throughout the estimated physical or functional useful life of a facility, then the physical or functional useful life equals the estimated EUL.

The first step in the valuation of a facility is to determine its estimated EUL. This sets time horizons for calculating Fair Market and Residual Values. The standard method for calculating the EUL is to establish the total life of a new project based on historical data, industry sources and professional experience. This model is then adjusted for anticipated physical, functional and external depreciation.

As of the unit commissioning date of May 1977, the EUL of the Facility was estimated to be over 50 years. Approximately 28 yrs have elapsed since the commissioning date. Based on our observations from the on-site plant visit and talks with plant personnel, in addition to evincing a very high level of maintenance various major components of the Facility have been replaced within the last five years. The availability and efficiency of the older facilities is maintained at optimum by a combination of increased use of preventive maintenance techniques to prevent equipment fatigue, improved pollution control equipment and up to date instrumentation control systems. The major changes that have occurred since original construction are primarily the total control system updating to automated mode with installation of a distributed control system (“DCS”), replacement of entire coal loading system, the installation of new condenser and half of the feed water heaters. The major components of the plant such as the turbine, generator and boiler are frequently inspected and undergo regular scheduled overhauls. However, furthermore, we would expect that the level and quality of maintenance will remain high and that major components will continue to be replaced in the same manner as in the past. The Facility plans to meet Clean Air Act of NOX, and SO2 emission

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standards, through a combination of low sulfur coal, installation of low NOx burners and emerging technologies; like limestone injection multistage burners.

The changing nature of the utility sector has led to many natural gas based facilities either being shutdown or run as peaking plants due to high expected natural gas costs in the foreseeable future; and additional coal and nuclear green field projects need 20-25 years including permits, environmental clearances and construction lead time. To meet this shortfall in electric demand caused by mothballing of new natural gas facilities, well maintained and efficient existing coal and nuclear facilities are being used on extended useful lives along with strides toward unbundling other non-conventional energy sources. This trend is in line with the EIA database of coal based power facilities with generating capacity in range of 100-1300 MW. This database shows many facilities aged 50 years and over operating at optimal plant efficiency. Also, in addition to the fact that there is a 20-25 year lead time from the conceptualization of a power facility design to final hot run generation, the MAPP regional electric market outlook discussed earlier in this report indicates there are no new coal based generation plants projected for the plan period 1996-2015. Based on this information, the mothballing of new natural gas facilities, and the EIA database, it is our opinion that the Facility has an estimated REUL of 37 years. Therefore, in our opinion, the Facility has a total EUL of 65 years.

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5.0	Valuation

In any appraisal, consideration must be given to the three basic approaches to valuation. These are the income approach, the market approach, and the cost approach, outlined as follows:

The Income Approach

The income approach establishes the value of the property on the basis of capitalization of the net earnings or cash flow. The income approach is typically used in the valuation of assets which produce, or are capable of producing; an identifiable stream of income or cost savings that can be uniquely quantified.

The Market Approach

The sales comparison (market) approach is useful in the valuation of individual assets only when there have been sufficient recent sales of like assets to establish a market, and the details of those sales are known. A comparison of the market data requires knowledge of the condition of the property that was sold, the terms and conditions of the sale, including the amount paid, financing, related contracts and other considerations, and the state of the industry at the time of the sale. In many cases this information is not publicly available and the known sales are used only as a broad gauge of comparison.

The Cost Approach

The foundation of the cost approach is the proposition that an informed purchaser would pay no more for a property than the cost of producing a substitute property with the same utility. When the approach is applied, property facts are assembled in an appraisal inventory, and data regarding costs and price-governing factors are gathered. The accumulated data are then employed to develop the cost of reproduction new or the cost of replacement of the subject property.

From the cost to reproduce or replace the property as if new, an amount is deducted for accrued depreciation or physical deterioration, plus any functional and external obsolescence that might exist. The cost approach ordinarily supplies the most reliable indication of the fair market value of newly constructed special structures, systems, and special machinery and equipment.

In reviewing the three approaches for applicability, we determined that the appropriate valuation method for the Facility is the income approach. The sales comparison

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approach was not utilized in determining the fair market value in continued use of the Facility as an active secondary market for similar facilities was not identified. In our opinion, the cost approach is not relevant because the Facility is no longer new and its value depends on the expected future income streams.

5.1	Fair Market Value

Income Approach — The value indicated by the income approach was determined by performing a prospective financial analysis of the Facility to estimate future available debt-free net cash flows (“DFNCF”). DFNCF is determined as follows:

EBIT - Taxes + Depreciation and Amortization – Working Capital Additions – Capital Expenditures = DFNCF

To prepare forecasts of electricity prices and fuel costs, we examined historical wholesale pricing in the area where the Facility is located. We then reviewed various sources to find authoritative forecasts of future pricing. For our valuation models we used pricing and fuel cost forecasts from the Energy Information Administration (“EIA”). The Energy Information Administration, created by Congress in 1977, is an agency of the U.S. Department of Energy. It provides policy-independent data, forecasts and analyses used by analysts and policy makers.

Cash flows are discounted to present value at a rate that reflects both current market return requirements and the risks inherent in the specific investment. The cash flow stream is projected over the REUL of the Facility and discounted to present value.

The basic method of forecasting involves using past experience to forecast the future. This approach is based upon “causal” and “continuity” postulates. The causal postulate assumes that given numerical results were caused by some combination of supply and demand, managerial ability, sales ability, inventiveness, the possession of natural resources, the political climate, etc. The continuity postulate assumes that, barring evidence that the interrelated causes that gave rise to past effects have changed, the same causes will continue to produce the same effects. In general, the continuity postulate is particularly apposite for facilities such as La Cygne Unit 2.

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Review of Historical Performance — The Facility’s revenues and expenses were projected over its estimated REUL based on a review of historical operating data provided by Kansas Gas & Electric, as well as subsequent discussions with Kansas Gas & Electric personnel and the expected conditions of the economy and the industry. Marshall & Stevens relied on this information for the income analysis and it is identified in an appendix and, based upon our review; believe that the information provided is a reasonable basis for this valuation.

Forecast of Operations — The Facility is valued as a coal-fired steam electric generating facility. It is sometimes appropriate to adjust all other non-utility operating expenses to eliminate the scale efficiencies inherent in the allocated amounts. But this step was not taken in order to reflect the benefits of the overall economics of the Facility.

The major factors impacting the DFNCF are discussed in the following report sections.

Revenue — The Facility’s revenue is derived from net power sales. Power sales were calculated as follows:

Annual Net Generation x Market Price of Power = Power sales

Based on the historical performance of the Facility it is estimated that annual average generation will be approximately 5,100,000 MWhs at an 87.0% capacity factor. However, in recognition of the likelihood that capacity utilization will begin to deteriorate as the Facility ages, we have provided a decrease in the utilization factor beginning in 2026 from 87.0% down to 78.0% during the last three years of forecasted operations.

The price per MWh was based on EIA average forecast electricity prices in the North West Central Region. The price was escalated upward from 2005 to reflect inflation at 2.5%, based on Value Line’s annual inflation forecast. The first year average forecast wholesale market price amounted to $30.9 per megawatt hour (MWh).

Operating Expenses — Operating expenses include fuel costs as well as operating costs consisting of general, administrative, maintenance and miscellaneous expenses. The following provides the conclusions regarding the operating expense forecast.

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Fuel costs for the base year were based on the EIA forecast and the actual average delivered cost of $0.82 per MMBtu for Powder River Basin steam coal. The Facility heat rate factor based on historical operating data was determined to be 10,367 Btu/KWh. We have assumed approximately a 10.0% increase in the heat rate in the residual period; from 10,367 Btu/KWh in 2030 to 11,566 Btu/KWH in 2041; the terminal year of our forecast. Other Direct Costs and Indirect costs were projected based on review of historical levels and then inflating the base year over the REUL at the assumed inflation rate of 2.5%. It has been concluded that Other Direct Costs and Indirect Charges for the Facility’s Year 1 forecast is approximately $31,620,665.

Depreciation — Depreciation of the Facility’s capital expenditures were then deducted from pretax income to arrive at taxable income. The Facility’s depreciable assets can be classified as industrial steam and electric generation assets belonging to modified accelerated cost recovery system (“MACRS”) asset class 00.4. As such, the depreciable assets are treated under the General Depreciation System by the MACRS 20-year convention.

Income Taxes — Income tax was then deducted from the income in estimating future cash flows. We consider the marginal rate of tax of 40% to be appropriate since a hypothetical investor would incur this level of tax due to the incremental income, regardless of the investor’s actual tax situation.

Capital Expenditures — Projected capital expenditures were based on annual forecasts provided by Kansas Gas & Electric for 2005-2009 and from the year 2010 to the end of the Lease Term; equivalent to approximately 1.0-5.0% of annual revenues based on comparable company analysis. The capital expenditures assume sharp increases starting in 2013 to meet Clear Air phase II standards for NOx and SO2 emissions, through installation of low NOx burners and emerging technologies; like limestone injection multistage burners.

Working Capital — Working capital requirements are projected to be equal to zero percent of revenue since most independent power facilities operate at negative levels of working capital.

The projected depreciation amounts are added back to the net income amounts since it is a non-cash expense. Capital expenditures are then subtracted to derive the cash flows for the Facility. The cash flows derived using the assumptions above are presented in Exhibit A.

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Cash Flow Summary — Based upon the analysis discussed above, the fair market value of the Facility and common facilities, according to the income approach, is approximately $451,650,000. The appraised value of the Facility and common facilities included in the Lease transaction are taken to be 94.95% of the total appraised value. The 5.05% of total fair market value of the common facilities excluded from the Lease is expected to be similar to the original engineering valuation of the Facility by Burns and Roe dated September, 1987, assuming regular maintenance and optimal operational efficiency. Thus, the current fair market value of the Facility and common facilities included in the Lease is approximately $428,840,000, and the current fair market value of the common facilities, which are not included, is $22,810,000.

Discount Rate Analysis

One of the key elements of the income approach is the discount rate used to discount the projected cash flows to their present values. Determining an appropriate discount rate is one of the more difficult parts of the valuation process. The applicable rate of return or discount rate—the rate investor’s require as a condition of purchase—varies from time to time, depending on economic and other conditions.

The magnitude of the discount rate also varies with the investor’s degree of optimism or pessimism relative to the sales and income projections; increasingly optimistic projections will require a higher discount rate, and vice versa. Stated differently, as the degree of certainty with which the projections are believed attainable increases, the discount rate falls correspondingly, and vice versa.

The starting point for developing the appropriate discount rate is the alternative investment opportunities in risk-free or relatively risk-free investments. An indication of these market rates of interest near the appraisal date follows.

17

Market Rates of Interest
Security	Yield
Treasury Securities–5-year	3.81
Treasury Securities–Long-term (20-year)	4.84
Moody’s Aaa Corporate Bonds	5.30
Moody’s Baa Corporate Bonds	5.66

Source: Federal Reserve Board as of May 6, 2005

All of these investments offer somewhat less risk than an investment in the subject Facility. In addition, these securities are readily marketable.

The rate of return expected from an investment by an investor relates to perceived risks. Risk factors relevant in our selection of an appropriate discount rate for the Facility include the following:

1. Interest rate risk measures variability of returns caused by changes in the general level of interest rates.

2. Purchasing power risk measures loss of purchasing power over time due to inflation.

3. Market risk measures the effects of the general market on the price behavior of securities.

4. Business risk measures the uncertainty inherent in projections of operating income.

Consideration of risk, burden of management, and other factors affect the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base or safe rate to compensate for the extent of risk believed involved in the use of the capital sum. The discount rate applied to the projected cash flows was weighted to incorporate the rates of return required by both debt and equity investors as of the valuation date.

To calculate the appropriate capital structure to be used in determining the Facility’s weighted cost of capital we examined the debt/equity ratios of the comparable guideline companies in the electric utility sector, based on ValueLine database. The guideline

18

companies we identified include independent power producers operating power projects or public utilities primarily relying on fossil fuel sources.

In financial theory, the cost of equity is defined as the minimum rate of return that a company must earn on the equity-financed portion of its capital to leave its value unchanged. We calculate the required return on equity by using the capital asset pricing model (“CAPM”). The capital asset pricing model uses the beta (ß) coefficient to measure the extent to which the returns on a given investment track the stock market as a whole. Beta is a gauge of a security’s volatility in comparison with the market’s volatility.

The cost of debt capital was estimated based upon the rate on high-grade (Aaa-rated) corporate bonds, adjusted to account for the relative safety of the industry and the investment. The cost of equity capital was determined through the use of the Capital Asset Pricing Model.

The equity risk premium (ERP) is the return on the market in excess of the risk-free rate (Rf). The risk premium is based on the average premium over the risk-free rate that investors in common stocks have earned since 1926. The unsystematic or additional risk premium (ARP) may be necessary to reflect size, diversification, depth of management, lack of a public market, aggressiveness of forecast, or a variety of factors that may make the company more or less risky than the comparable companies.

Based on the information presented previously, we selected a discount rate of 8.0% as being reasonable for the La Cygne Unit 2, derived as shown below:

19

Cost of Debt Capital (CDC)		5.3%
Debt Premium		0.7%

		6.0%

Large Company Stock Return	12.4%
Long-term Government Bond Return (Rf)	4.8%

Equity Risk Premium (ERP)		7.6%
Additional Risk Premium (ARP)		2.0%
Beta Coefficient (ß)		0.8
Cost of Equity Capital [Rf+ß(ERP)+ARP]		12.9%

Debt as a Percentage of Capital (D)		55.0%
Equity as a Percentage of Capital (E)		45.0%
Tax Rate (T)		40.0%
Weighted Cost of Debt (D)(CDC)(l-T)		2.0%
Weighted Cost of Equity		5.8%

(E)[Rf+ß(ERP)+ARP]
Weighted Cost of Capital (Rounded)		8.0%

5.2	Residual Value – Real Dollars

The purpose of this section is to present our determination of the Residual Value of the Facility at the end of the Lease Term on September 29, 2029. We assume that the Facility will be operated and maintained in a manner which is consistent with the terms of the Lease. In essence the Lessee is obligated to operate and maintain the Facility in accordance with prudent industry practice as well as governmental laws and actions. They are required to insure that equipment warranties and insurance are not adversely affected by their methods. All records, logs, manuals and other materials are to be maintained in accordance with prudent industry practice.

Income Approach

To arrive at an indication of the value of the Facility at the end of the Lease Term via the income approach, we developed a pro forma cash flow for the period of time from the end of the Lease Term to the end of the Facility’s Economic Useful Life. We used essentially the same methodology outlined in the Fair Market Value income approach section of this report.

20

Using real dollar (inflated) margins and expenses from the original cash flow projection; we determined the after-tax cash flow for the residual period. As discussed in the Fair Market Value income approach section, we applied a discount rate of 8.0% to the inflated after tax cash flows of the residual period.

As a result of the discounted cash flow analysis, it is our opinion that the indicated value of the Facility at the end of the Lease Term in real dollars, via the income approach, is $360,850,000. The appraised value of the Facility and common facilities included in the Lease are taken to be 94.95% of the total appraised value. Thus the residual fair market value of the Facility and common facilities in real dollars, included in the Lease is approximately $342,630,000 and the residual fair market value of the common facilities in real dollars which are not included is $18,220,000. The detailed real dollar discounted cash flow analysis is shown in Exhibit B.

5.3	Residual Value-Constant Dollars

Our final opinion of the Residual Value of the Facility without consideration of inflation or deflation, or in constant dollars is $187,100,000. The appraised value of the Facility and common facilities included in the Lease are taken to be 94.95% of the total appraised value. Thus the residual fair market value of the Facility and common facilities without consideration of inflation or deflation, or in constant dollars, included in the Lease is approximately $177,650,000 or 41.4% of the Fair Market Value as of the Refinancing Date, and the residual fair market value of the common facilities without consideration of inflation or deflation, or in constant dollars, which are not included is $9,450,000. The detailed constant dollar discounted cash flow analysis is shown in Exhibit C.

5.4	Compulsion Analysis Opinion

Our opinion that there is no compulsion associated with the terms of the Purchase Option Price is based on our analysis of Subsection 6(i) of the Lease which, in summary provides that the Purchase Option Price is the lesser of (1) the Fair Market Sales Value as of the Basic Lease Term Expiration Date and (2) Option Price equal to the sum of,

21

•	Expected End-of-Basic-Term Asset Value.

•	Fair market value on such date of any Nonseverable Alterations completed after the date of the Marshall & Stevens Appraisal and financed by an additional investment of Owner Participant in accordance with paragraph (c) of subsection 11.6 of the Lease.

•	The Lessee Loan Balance, if any, on such date, over the Lessor Loan Balance, if any, on such date.

Based on our analysis, the Fair Market Sales Value as of the Basic Lease Term Expiration Date is expected to be less than the Option Price and is, therefore, the expected Purchase Option Price according to the terms of the Lease. Accordingly, since the Purchase Option Price is equal to Fair Market Sales Value, there is, in our opinion, no compulsion to exercise the Purchase Option.

22

ASSUMPTIONS AND LIMITING CONDITIONS

Date of Value

The reader is advised that this valuation is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability or lack thereof for certain products or business divisions to meet certain performance levels. The operating projections used may be reasonable and valid at the date of this appraisal; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur. We reserve the right to make adjustments to our opinions as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the Company.

Non-appraisal Expertise

We neither express nor imply any opinions for matters that require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by us. We made no investigation of legal title and we render no opinion as to ownership of the underlying assets used by entities involved in this analysis.

Information and Data

Information supplied by others that was considered in this appraisal is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the valuation herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

Confidentiality / Advertising

This report and supporting documentation are confidential. Neither all nor any part of the contents of this appraisal shall be copied or disclosed to any party or conveyed to the public orally or in writing through advertising, public relations, news sales, or in any other manner without the prior written consent and approval of both Marshall & Stevens and its client. However, Marshall & Stevens consents that this report may be provided to any government authority and/or legal and tax advisors of the client.

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Litigation Support

Depositions, expert testimony, attendance in court, and all preparations/support for same, arising from this appraisal shall not be required unless arrangements for such services have previously been made.

Management

The opinions of value expressed herein assume the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise.

Purpose

All opinions of market value are presented as Marshall & Stevens’ considered opinion based on the facts and data obtained during the course of our analysis. This report has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions

We assume there are no hidden or unexpected conditions associated with the subject property that might adversely affect value. Further, we assume no responsibility for changes in market conditions, which may require an adjustment in the appraisal.

Appraisal Fee

The fee established for the formulation and reporting of these conditions has not been contingent upon the conclusion of value or other opinions presented.

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ATTACHMENTS

25

ATTACHMENT 1

INFORMATION RECEIVED AND RELIED UPON IN OUR ANALYSIS

1)	Discussions during site visit on May 12, 2005.

2)	Continuing Property Records (CPR) for La Cygne Unit 2 (“LC2”) and common units.

3)	Listing of additions since 1988.

4)	Detailed listing of Capital Expenditures from 2000 to 2004.

5)	5 yr GADS stats for La Cygne Unit 2

6)	La Cygne Unit 2 maintenance outage schedules.

7)	Piping and Instrumentation drawings for La Cygne Unit 2.

8)	Aerial photographs provided by Chuck Hodson.

9)	Report “LaCygne Station Budget 2005”.

10)	The Facility historical operational FERC Form 1 data, historical annual capital expenditure data for 2000-2004 period and severable and non severable assets listing received via e-mail from Kansas Gas & Electric marked subject “Information request”, on 05/10/05.

11)	O&M & Capex forecast for 2005-2009 received from Kansas Gas & Electric via e-mail marked subject “Budget & forecast information” on 05/12/05.

12)	Engineering Appraisal by Burns & Roe Company, September 1987; received from Kansas Gas & Electric via e-mail marked subject “Original Appraisal of La Cygne2” on 05/12/05.

13)	Lease Agreement received from Kansas Gas & Electric via e-mail marked subject “La Cygne 2 1987 Lease Docs” on 05/18/05.

14)	Ground Lease, Participation Agreement and Facilities Agreement received via e-mail “Additional La Cygne docs” from Kansas Gas & Electric on 05/18/05.

EXHIBIT A

LA CYGNE #2 POWER PLANT

DISCOUNTED NET CASH FLOW

Price Inflators— 2.5%	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
REUL—37 Years	1	2	3	4	5	6	7	8	9	10	11
Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Net operating capacity (MW)	674	674	674	674	674	674	674	674	674	674	674
Capacity factor	87%	87%	87%	87%	87%	87%	87%	87%	87%	87%	87%
Hours operating per year	7600	7600	7600	7600	7600	7600	7600	7600	7600	7600	7600
Total production (MWH)	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616
Price ($/MWH)	30.9	31.1	31.5	32.7	34.1	35.3	34.5	34.7	35.8	36.7	37.6

Total revenues	$158,103,325	$159,495,454	$161,280,225	$167,342,783	$174,429,737	$180,884,240	$176,608,980	$177,913,678	$183,433,018	$188,013,383	$192,440,810
Fuel expenses: Coal
Production (MWH)	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616
Facility heat rate (Btu/KWH)	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367

	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157
Price ($/MMBTU)	0.82	0.84	0.86	0.88	0.91	0.93	0.95	0.97	1.00	1.02	1.05

Total fuel expense	43,547,049	44,635,725	45,751,618	46,895,408	48,067,794	49,269,488	50,501,226	51,763,756	53,057,850	54,384,296	55,743,904
Total operating costs	31,620,665	31,899,091	32,256,045	33,468,557	34,885,947	36,176,848	35,321,796	35,582,736	36,686,604	37,602,677	38,488,162

Total expenses	75,167,714	76,534,816	78,007,663	80,363,965	82,953,741	85,446,336	85,823,022	87,346,492	89,744,454	91,966,973	94,232,066

EBITDA	82,935,611	82,960,638	83,272,562	86,978,818	91,475,996	95,437,904	90,785,958	90,567,186	93,688,564	96,026,410	98,208,744
Less: Depreciation	33,762,409	65,190,527	60,538,136	56,072,301	51,952,036	46,195,215	44,711,795	41,496,736	41,170,856	41,492,443	41,839,467

Pretax income	49,173,202	17,770,112	22,734,427	30,905,517	39,523,960	47,239,689	46,074,163	49,070,450	52,517,709	54,533,967	56,369,278
Income tax @40%	19,669,281	7,108,0145	9,093,771	12,362,607	15,809,584	18,895,876	18,429,665	19,628,180	21,007,083	21,813,587	22,547,711

Net income	29,503,921	10,662,067	13,640,656	18,543,910	23,714,376	28,343,814	27,644,498	29,442,270	31,510,625	32,720,380	33,821,567
Plus: Depreciation	33,762,409	65,190,527	60,538,136	56,072,301	51,952,036	48,196,215	44,711,795	41,496,736	41,170,856	41,492,443	41,839,467
Less: Capital expenditures	936,000	5,217,000	1,238,000	564,000	1,880,000	1,808,842	1,766,090	1,779,137	5,502,991	5,640,401	5,773,224

Cash flow	62,330,331	70,635,594	72,940,792	74,052,212	73,786,412	74,733,186	70,590,203	69,159,869	67,178,490	68,572,422	69,867,809
Discount factor @8%	0.9623	0.8910	0.8250	0.7639	0.7073	0.6549	0.6064	0.5615	0.5199	0.4814	0.4457

Present value of cash flows	$59,977,389	$62,934,381	$60,174,305	$56,565,924	$52,187,860	$48,942,127	$42,804,559	$38,830,770	$34,924,349	$33,008,350	$31,149,565

Present value—forecast period	$899,394,920
Remaining book value	167,137,166
Remaining book value recapture	66,854,866
Discount factor 8% @ end of year 37	0.058

After-tax present value of recapture	3,877,582
Present value—forecast period	899,394,920
Present value—book value recapture	3,877,582

Present value—total	903,272,502
Present value (rounded)	$903,300,000
Comcast undivided interest	50.0%

Value of Comcast undivided interest	$451,650,000

	Assumptions:
	1) Electricity prices as per EIA less transmition and distribution cost.
	2) Fuel prices as per EIA projections.
	3) Operating expense at 20-25% of revenues.
	4) Depreciation—20 year MACRS.
	5) Capacity factor and plant heat rate as per management.

EXHIBIT A

LA CYGNE #2 POWER PLANT

DISCOUNTED NET CASH FLOW

Price Inflators— 2.5%	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
REUL—37 Years	12	13	14	15	16	17	18	19	20	21	22
Year	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Net operating capacity (MW)	674	674	674	674	674	674	674	674	674	674	674
Capacity factor	87%	87%	87%	87%	87%	87%	87%	87%	87%	87%	86.5%
Hours operating per year	7600	7600	7600	7600	7600	7600	7600	7600	7600	7600	7557
Total production (MWH)	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,093,175
Price ($/MWH)	39.4	41.0	42.3	43.4	44.5	45.5	46.8	48.1	49.6	50.5	51.7

Total revenues	$201,884,891	$210,213,777	$216,663,257	$222,412,657	$227,941,931	$233,178,727	$239,588,720	$246,278,319	$254,113,878	$258,476,986	$263,416,273
Fuel expense: Coal
Production (MWH)	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,122,616	5,093,175
Facility heat rate (Btu/KWH)	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367	10,367

	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	53,106,157	52,800,949
Price ($/MMBTU)	1.08	1.10	1.13	1.16	1.19	1.22	1.25	1.28	1.31	1.34	1.38

Total fuel expense	57,137,501	58,565,939	60,030,087	61,530,840	63,069,111	64,645,838	66,261,984	67,918,534	69,616,497	71,356,910	72,720,483
Total operating costs	40,376,978	42,042,755	43,332,651	44,482,531	45,588,386	46,635,745	47,937,744	49,255,664	50,822,776	51,695,397	52,683,255

Total expenses	97,514,480	100,608,694	103,362,739	106,013,371	108,657,497	111,281,584	114,199,728	117,174,198	120,439,273	123,052,307	125,403,737

EBITDA	104,370,412	109,605,082	113,300,518	116,399,286	119,284,434	121,897,143	125,488,992	129,104,121	133,674,605	135,424,679	138,012,536
Less: Depreciation	42,178,511	42,517,679	42,854,090	43,184,903	43,509,558	43,838,319	44,183,286	44,519,064	44,883,219	25,187,105	5,352,567

Pretax income	62,191,901	67,087,404	70,446,428	73,214,383	75,774,876	78,058,824	81,305,706	84,585,058	88,791,386	110,237,574	132,659,969
Income tax @40%	24,876,760	26,834,961	28,178,571	29,285,753	30,309,950	31,223,530	32,522,282	33,834,023	35,516,554	44,095,030	53,063,988

Net income	37,315,141	40,252,442	42,267,857	43,928,630	45,464,926	46,835,295	48,783,423	50,751,035	53,274,832	66,142,545	79,595,982
Plus: Depreciation	42,178,511	42,517,679	42,854,090	43,184,903	43,509,558	43,838,319	44,183,286	44,519,064	44,883,219	25,187,105	5,352,567
Less: Capital expenditures	6,056,547	6,306,413	6,499,898	6,672,380	8,838,258	6,995,362	7,190,662	7,388,350	7,623,416	7,754,310	7,902,488

Cash flow	73,437,105	76,463,708	78,622,049	80,441,153	82,136,226	83,678,252	85,776,048	87,881,749	90,534,634	83,575,340	77,046,060
Discount factor @8%	0.4127	0.3621	0.3538	0.3276	0.3033	0.2809	0.2601	0.2408	0.2230	0.2064	0.1912

Present value of cash flows	$30,306,959	$29,218,533	$27,817,856	$26,353,229	$24,915,324	$23,502,856	$22,307,470	$21,162,122	$20,186,058	$17,254,054	$14,727,861

Present value—forecast period
Remaining book value
Remaining book value recapture
Discount factor 8% @ end of year 37

After-tax present value of recapture
Present value—forecast period
Present value—book value recapture

Present value—total
Present value (rounded)
Comcast undivided interest

Value of Comcast undivided interest

EXHIBIT A

LA CYGNE #2 POWER PLANT

DISCOUNTED NET CASH FLOW

Price Inflators— 2.5%	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
REUL—37 Years	23	24	25	26	27	28	29	30	31	32	33
Year	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Net operating capacity (MW)	674	674	674	674	674	674	674	674	674	674	674
Capacity factor	86%	85.5%	85%	84%	83%	82%	81%	80.5%	80.0%	79.5%	79%
Hours operating per year	7513	7469	7426	7338	7251	7164	7076	7032	6989	6945	6901
Total production (MWH)	5,063,735	5,034,295	5,004,854	4,945,974	4,887,093	4,828,212	4,769,332	4,739,892	4,710,451	4,681,011	4,651,571
Price ($/MWH)	53.0	54.3	55.7	57.1	58.5	60.0	61.5	63.0	64.6	66.2	67.9

Total revenues	$268,440,977	$273,552,280	$278,751,373	$282,358,744	$285,972,264	$289,589,985	$293,209,860	$298,684,921	$304,250,478	$309,907,635	$315,657,494
Fuel expense: Coal
Production (MWH)	5,063,735	5,034,295	5,004,854	4,945,974	4,887,093	4,828,212	4,769,332	4,739,892	4,710,451	4,681,011	4,651,571
Facility heat rate (Btu/KWH)	10,367	10,367	10,367	10,367	10,471	10,575	10,681	10,788	10,896	11,005	11,115

	52,495,741	52,190,533	51,885,326	51,274,910	51,171,139	51,080,166	50,941,856	51,133,674	51,324,234	51,513,492	51,701,403
Price ($/MMBTU)	1.41	1.45	1.48	1.52	1.56	1.60	1.64	1.68	1.72	1.76	1.81

Total fuel expense	74,107,637	75,518,698	76,953,994	77,949,870	79,736,917	81,553,093	83,398,232	85,805,069	88,277,960	90,818,572	93,428,607
Total operating costs	56,372,605	57,445,979	61,325,302	67,766,099	71,493,066	72,397,496	73,302,465	74,671,230	76,062,620	77,476,909	78,914,374

Total expenses	130,480,242	132,964,876	138,279,297	145,715,968	151,229,983	153,950,590	156,700,697	160,476,299	164,340,580	168,295,481	172,342,980

EBITDA	137,960,735	140,587,604	140,472,077	136,642,776	134,742,281	135,639,396	136,509,163	138,208,621	139,909,898	141,612,154	143,314,514
Less: Depreciation	5,683,130	6,218,662	6,840,012	7,525,989	8,194,950	8,847,407	9,401,129	9,858,433	10,311,803	10,760,243	11,209,716

Pretax income	132,277,605	134,368,942	133,632,065	129,116,787	126,547,331	126,791,989	127,108,034	128,350,189	129,596,095	130,851,911	132,104,797
Income tax @40%	52,911,042	53,747,577	53,452,826	51,646,715	50,618,933	50,716,796	50,843,213	51,340,075	51,839,238	52,340,765	52,841,919

Net income	79,365,563	80,621,365	80,179,239	77,470,072	75,928,399	76,075,193	76,264,820	77,010,113	77,758,857	78,511,147	79,262,878
Plus: Depreciation	5,683,130	6,218,662	6,840,012	7,525,989	8,194,950	8,847,407	9,401,129	9,858,433	10,311,803	10,760,243	11,209,716
Less: Capital expenditures	10,737,639	10,942,091	13,937,569	14,117,937	14,298,613	14,479,499	14,660,493	14,934,246	15,212,524	15,495,382	15,782,875

Cash flow	74,312,054	75,897,936	73,081,682	70,878,124	69,824,735	70,443,101	71,005,456	71,934,300	72,858,136	73,776,008	74,689,720
Discount factor @8%	0.1770	0.1639	0.1517	0.1405	0.1301	0.1205	0.1115	0.1033	0.0956	0.0885	0.0820

Present value of cash flows	$13,152,998	$12,438,606	$11,089,872	$9,958,787	$9,084,055	$8,485,651	$7,919,809	$7,429,083	$6,967,124	$6,532,311	$6,123,346

Present value—forecast period
Remaining book value
Remaining book value recapture
Discount factor 8% @ end of year 37

After-tax present value of recapture
Present value—forecast period
Present value—book value recapture

Present value—total
Present value (rounded)
Comcast undivided interest

Value of Comcast undivided interest

EXHIBIT A

LA CYGNE #2 POWER PLANT

DISCOUNTED NET CASH FLOW

Price Inflators—2.5%	Year	Year	Year	Year
REUL—37 Years	34	35	36	37
Year	2038	2039	2040	2041
Net operating capacity (MW)	674	674	674	674
Capacity factor	78.5%	78%	78%	78%
Hours operating per year	6858	6814	6814	6814
Total production (MWH)	4,622,130	4,592,690	4,592,690	4,592,690
Price ($/MWH)	69.6	71.3	73.1	74.9

Total revenues	$321,501,153	$327,439,710	$335,625,702	$344,016,345
Fuel expense: Coal
Production (MWH)	4,622,130	4,592,690	4,592,690	4,592,690
Facility heat rate (Btu/KWH)	11,226	11,338	11,452	11,566

	51,887,921	52,072,999	52,593,729	53,119,666
Price ($/MMBTU)	1.85	1.90	1.95	1.99

Total fuel expense	96,109,801	98,863,928	102,348,882	105,956,680
Total operating costs	80,375,288	81,859,927	83,906,426	86,004,086

Total expenses	176,485,089	180,723,856	186,255,307	191,960,766

EBITDA	145,016,064	146,715,854	149,370,395	152,055,579
Less: Depreciation	11,663,859	12,123,783	12,594,625	13,080,362

Pretax income	133,352,405	134,592,071	136,775,770	138,975,217
Income tax @40%	53,340,962	53,836,628	54,710,308	55,590,087

Net income	80,011,443	80,755,242	82,065,462	83,385,130
Plus: Depreciation	11,663,659	12,123,783	12,594,625	13,080,362
Less: Capital expenditures	16,075,058	16,371,985	16,781,285	17,200,817

Cash flow	75,600,044	76,507,040	77,878,802	79,264,675
Discount factor @8%	0.0759	0.0703	0.0651	0.0603

Present value of cash flows	$5,738,868	$5,377,518	$5,088,459	$4,776,531

Present value—forecast period
Remaining book value
Remaining book value recapture
Discount factor 8% @ end of year 37

After-tax present value of recapture
Present value—forecast period
Present value—book value recapture

Present value—total
Present value (rounded)
Comcast undivided interest

Value of Comcast undivided interest

EXHIBIT B

LA CYGNE #2 POWER PLANT

RESIDUAL VALUE—REAL DOLLARS

Price Inflators— 2.5%	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
REUL—37 Years	26	27	28	29	30	31	32	33	34	35	36	37
Year	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041
Net operating capacity (MW)	674	674	674	674	674	674	674	674	674	674	674	674
Capacity factor	84%	83%	82%	81%	80.5%	80.0%	79.5%	79%	78.5%	78%	78%	78%
Hours operating per year	7338	7251	7164	7076	7032	6989	6945	6901	6858	6814	6814	6814
Total production (MWH)	4,945,974	4,887,093	4,828,212	4,769,332	4,739,892	4,710,451	4,681,011	4,851,571	4,622,130	4,592,690	4,592,690	4,592,690
Price ($/MWH)	57.1	58.5	60.0	61.5	63.0	64.6	66.2	67.9	69.6	71.3	73.1	74.9

Total revenues	$282,358,744	$285,972,264	$289,589,985	$293,209,860	$298,684,921	$304,250,478	$309,907,635	$315,657,494	$321,501,153	$327,439,710	$335,625,702	$344,016,345
Fuel expense: Coal
Production (MWH)	4,945,974	4,887,093	4,828,212	4,769,332	4,739,892	4,710,451	4,681,011	4,651,571	4,622,130	4,592,690	4,592,690	4,592,690
Facility heat rate (Btu/KWH)	10,367	10,471	10,575	10,681	10,788	10,896	11,005	11,115	11,226	11,338	11,452	11,566

	51,274,910	51,171,139	51,060,166	50,941,856	51,133,674	51,324,234	51,513,492	51,701,403	51,887,921	52,072,999	52,593,729	53,119,666
Price ($/MMBTU)	1.52	1.56	1.60	1.64	1.68	1.72	1.76	1.81	1.85	1.90	1.95	1.99

Total fuel expense	77,949,870	79,736,917	81,553,093	83,398,232	85,805,069	88,277,960	90,818,572	93,428,607	96,109,801	98,863,928	102,348,882	105,956,680
Total operating costs	67,766,099	71,483,066	72,397,496	73,302,465	74,671,230	76,062,620	77,476,909	78,914,374	80,375,288	81,859,927	83,906,426	86,004,086

Total expenses	145,715,968	151,229,983	153,950,590	156,700,697	160,476,299	164,340,580	188,295,481	172,342,980	176,485,089	180,723,856	186,255,307	191,960,766

EBITDA	136,642,776	134,742,281	135,639,396	136,509,163	138,208,621	139,909,898	141,612,154	143,314,514	145,016,064	146,715,854	149,370,395	152,055,579
Less: Depreciation	25,465,772	49,559,506	46,917,854	44,496,981	42,264,651	40,228,493	38,358,687	36,658,735	36,999,699	37,726,828	38,498,815	38,647,865

Pretax income	111,177,004	85,182,774	88,721,542	92,012,182	95,943,970	99,681,405	103,253,467	106,655,779	108,016,365	108,989,026	110,871,580	113,407,714
Income tax @40%	44,470,802	34,073,110	35,488,817	36,804,873	38,377,588	39,872,582	41,301,387	42,662,311	43,206,546	43,595,610	44,348,632	45,363,086

Net income	66,706,202	51,109,665	53,232,925	55,207,309	57,566,382	59,808,843	61,952,080	63,993,467	64,809,819	65,393,416	66,522,948	68,004,628
Plus: Depreciation	25,465,772	49,559,506	46,917,854	44,496,981	42,264,651	40,228,493	36,356,687	36,658,735	36,999,699	37,726,628	38,498,815	38,647,865
Less: Capital expenditures	14,117,937	14,298,613	14,479,499	14,660,493	14,934,246	15,212,524	15,495,382	15,782,875	16,075,058	16,371,985	16,781,285	17,200,817

Cash flow	78,054,037	86,370,558	85,671,280	85,043,797	84,896,787	84,824,812	84,815,386	84,869,328	85,734,461	86,748,258	88,240,478	89,491,676
Discount factor @8%	0.9623	0.8910	0.8250	0.7639	0.7073	0.6549	0.6064	0.5615	0.5199	0.4814	0.4457	0.4127

Present value of cash flows	$75,107,532	$76,953,804	$70,676,635	$64,962,017	$60,046,038	$55,551,047	$51,430,439	$47,651,063	$44,571,115	$41,757,557	$39,329,499	$36,932,564

Present value— forecast period	$664,969,310
Remaining book value	357,055,376
Remaining book value recapture	142,822,150
Discount factor 8% @ end of year 37	0.3971

After-tax present value of recapture	56,714,676
Present value— forecast period	664,969,310
Present value— book value recapture	56,714,676

Present value— total	721,683,986

Present value (rounded)	$721,700,000
Comcast undivided interest	50.0%

Value of Comcast undivided interest	$360,850,000

	Assumptions:
	1) Electricity prices as per EIA less transmission and distribution cost.
	2) Fuel prices as per EIA projections.
	3) Operating expense at 20-25% of revenues.
	4) Depreciation—20 year MACRS.
	5) Capacity factor and plant heat rate as per management.

EXHIBIT C

LA CYGNE #2 POWER PLANT

RESIDUAL VALUE—CONSTANT DOLLARS

Price Inflators—	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
2.5% REUL—37 Years	26	27	28	29	30	31	32	33	34	35	36	37
Year	2030	2031	2032	2033	2034	2015	2036	2037	2038	2039	2040	2041
Net operating capacity (MW)	674	674	674	674	674	674	674	674	674	674	674	674
Capacity factor	84%	83%	82%	81%	80.5%	80.0%	79.5%	79%	78.5%	78%	78%	78%
Hours operating per year	7338	7251	7164	7076	7032	6989	6945	6901	6858	6814	8814	6814
Total production (MWH)	4,945,974	4,887,093	4,828,212	4,769,332	4,739,892	4,710,451	4,681,011	4,651,571	4,622,130	4,592,690	4,592,690	4,592,690
Price ($/MWH)	57.1	58.5	60.0	61.5	63.0	64.6	66.2	67.9	69.6	71.3	73.1	74.9

Total revenues	$282,358,744	$285,972,264	$289,589,985	$293,209,860	$298,684,921	$304,250,478	$309,907,635	$315,657,494	$321,501,153	$327,439,710	$335,625,702	$344,016,345
Fuel expenses: Coal
Production (MWH)	4,945,974	4,887,093	4,828,212	4,769,332	4,739,892	4,710,451	4,681,011	4,651,571	4,622,130	4,592,690	4,592,690	4,592,690
Facility heat rate (Btu/KWH)	10,367	10,471	10,575	10,681	10,788	10,896	11,005	11,115	11,226	11,338	11,452	11,566

	51,274,910	51,171,139	51,060,166	50,941,856	51,133,674	51,324,234	51,513,492	51,701,403	51,887,921	52,072,999	52,593,729	53,119,666
Price ($/MMBTU)	1.52	1.56	1.60	1.64	1.68	1.72	1.76	1.81	1.85	1.90	1.95	1.99

Total fuel expense	77,949,870	79,736,917	81,553,093	83,398,232	85,805,069	88,277,960	90,818,572	93,428,607	96,109,801	98,863,928	102,348,882	105,958,680
Total operating costs	67,766,099	71,493,066	72,397,496	73,302,465	74,671,230	76,062,620	77,476,909	78,914,374	80,375,288	81,859,927	83,906,426	86,004,086

Total expenses	145,715,968	151,229,983	153,950,590	156,700,697	160,476,299	164,340,580	168,295,481	172,342,980	176,485,089	180,723,856	186,255,307	191,960,765

EBITDA	136,642,776	134,742,281	135,639,396	136,509,163	138,208,621	139,909,898	141,812,154	143,314,514	145,016,064	146,715,854	149,370,395	152,055,579
Less: Depreciation	12,759,232	25,098,570	24,293,436	23,566,769	22,906,662	22,320,744	21,796,136	21,336,342	21,880,611	22,621,294	23,393,281	23,542,331

Pretax income	123,883,544	109,643,710	111,345,959	112,942,394	115,301,960	117,589,155	119,816,018	121,978,171	123,135,453	124,094,560	125,977,114	128,513,248
Income tax @40%	49,553,417	43,857,484	44,538,384	45,176,958	46,120,784	47,035,662	47,926,407	48,791,268	49,254,181	49,637,824	50,390,846	51,405,299

Net income	74,330,126	65,786,226	66,807,576	67,765,436	69,181,176	70,553,493	71,889,611	73,186,903	73,881,272	74,456,736	75,586,269	77,107,949
Plus: Depreciation	12,759,232	25,098,570	24,293,436	23,566,769	22,906,662	22,320,744	21,796,136	21,336,342	21,880,611	22,621,294	23,393,281	23,542,331
Less: Capital expenditures	14,117,937	14,298,613	14,479,499	14,660,493	14,934,246	15,212,524	15,495,382	15,782,875	16,075,058	16,371,985	16,781,285	17,200,817

Cash flow—inflated	72,971,421	76,586,184	76,621,513	76,671,712	77,153,591	77,661,712	78,190,365	78,740,370	79,686,825	80,706,044	82,198,264	83,449,462
Cash flow—uninflated	38,877,134	39,807,783	38,854,777	37,931,935	37,239,352	36,570,346	35,921,253	35,291,639	34,844,724	34,429,658	34,210,973	33,884,607
Discount factor @5.5%	0.9736	0.9228	0.8747	0.8291	0.7859	0.7449	0.7061	0.6693	0.6344	0.6013	0.5700	0.5403

Present value of cash flows	$37,850,185	$36,735,783	$33,987,035	$31,450,054	$29,266,181	$27,242,097	$25,363,577	$23,619,918	$22,105,031	$20,703,050	$19,499,101	$18,306,241

Present value—forecast period	$326,128,253
Remaining book value	228,644,780
Remaining book value recapture	91,457,912
Discount factor 5.5% @ end of year 32	0.526

After-tax present value of recapture	48,106,862
Present value—forecast period	326,128,253
Present value—book value recapture	48,106,862

Present value—total	374,235,114
Present value (rounded)	$374,200,000
Comcast undivided interest	50.0%

Value of Comcast undivided interest	$187,100,000

	Assumptions:
	1) Electricity prices as per EIA less transmition and distribution cost.
	2) Fuel prices as per EIA projections.
	3) Operating expense at 20-25% of revenues.
	4) Depreciation—20 year MACRS.
	5) Capacity factor and plant heat rate as per management.